SNODGRASS

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement File Nos. 333-61487 and 333-134831 on Form S-8 of Norwood Financial Corp. of our report dated March 13, 2014, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Norwood Financial Corp. for the year ended December 31, 2013.

S.R. Snodgrass, P.C.

Wexford, Pennsylvania
March 13, 2014

S.R. Snodgrass, P.C. * [illegible] * Wexford, Pennsylvania [illegible] * Phone: [illegible] * Facsimile: [illegible]